Exhibit 10(c)

                         PURCHASE AND SALE AGREEMENT

      THIS AGREEMENT, made as of this 1st day of March, 2000, is by and between DEAD RIVER COMPANY, a Maine corporation with an address at 49 Atlantic Place, South Portland, Maine 04106 ("Seller") and WESTERBEKE CORPORATION, a Delaware corporation, with an address at Avon Industrial Park, Avon, Massachusetts 02322, ("Purchaser").

      Section 1.   Sale of the Premises
                   --------------------

      1.1 On the terms and conditions contained in this Agreement, Seller agrees to sell and Purchaser agrees to purchase that certain tract or parcel of land located at 150 John Hancock Road, Taunton, Massachusetts, more particularly described on Exhibit A attached hereto and made a part hereof, together with the buildings and improvements thereon and together with all appurtenant rights of way, easements and covenants (said land, building and appurtenances hereinafter sometimes collectively referred to as the "Premises").

      1.2 All of Seller's right, title and interest in and to any fixtures and items of intangible or tangible personal property attached to the improvements on the Premises and owned by Seller are included in the sale and shall be conveyed "as is."

      Section 2.   Purchase Price.
                   ---------------

      2.1 The purchase price for the Premises (the "Purchase Price") shall be FOUR MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS ($4,350,000.00), and shall be payable as follows:

            (a) One Hundred Thousand Dollars ($100,000.00) shall be paid to LandAmerica Title Insurance Company, One Washington Mall, Fifteenth Floor, Boston, MA 02108 (the "Title Company") on or before the date that is three business days after the Effective Date of this Agreement; an additional Two Hundred Thousand Dollars ($200,000.00) shall be paid to the Title Company on or before the date that is three business days after the expiration of the Due Diligence Period, as defined in Section 4.2 below, unless this Agreement is sooner terminated by Purchaser pursuant to the provisions hereof. Such amounts (totaling Three Hundred Thousand Dollars ($300,000.00) shall be held and released by the Title Company in accordance with the provisions of this Agreement and the escrow provisions attached as Exhibit B. Such payments shall be non-refundable, except as expressly set forth herein. Such payments are collectively referred to herein as the "Deposit".

            (b) The balance of the Purchase Price, subject to adjustment as provided herein, shall be deposited into escrow by Purchaser with the Title Company no later than 11:00 a.m. on the date that the closing of title pursuant to Section 7 takes place (the "Closing Date") by wire transfer of good federal funds.

      2.2 The Deposit shall be placed in an interest-bearing escrow account. All interest accruing on the Deposit shall be credited against the Purchase Price payable at the closing of title pursuant to Section 7 (the "Closing"). If the Closing does not take place, the interest accrued on the Deposit shall be paid to the party entitled to receive the Deposit pursuant to the terms of this Agreement. The Title Company shall serve as custodian of all documents to be delivered into escrow pursuant to this Agreement and to handle the recordation of all documents to be admitted to record.

      Section 3.   Adjustments and Apportionments
                   ------------------------------

      3.1 The following are to be apportioned or adjusted as of the date of Closing (the "Closing Date"):

            (a) Taxes, including special or betterment assessments payable in installments, on the basis of the tax year for which assessed and within which the Closing Date occurs. To the extent not paid at the Closing, Purchaser shall be responsible for, and hereby covenants and agrees to pay as and when due, all real estate taxes due and payable for the tax year in which the Closing occurs, subject to receiving appropriate credit for prorating taxes at the Closing, as provided herein. If the Closing shall occur before a tax rate and assessment for the Premises is established for the tax year in which the Closing occurs, the apportionment of taxes shall be made upon the basis of the then known assessment and/or rate, with the unknown factor to be adjusted for that item based upon the immediately preceding tax year, except that at such time as the tax rate and applicable assessed valuation are determined, the parties shall make a further apportionment, if and to the extent so required, and at the election of either party.

            (b) Water meter and sewer charges in accordance with the amounts fixed with respect thereto in an official reading made as of the Closing Date, except that if such reading is not obtained for such date, then the unfixed water meter, sewer charges, for the period since the last bill therefor shall be apportioned on the basis of that prior bill (or otherwise estimated by the parties if such bill is more than six months old) with the apportionment to be readjusted when the actual bill for the period encompassing the Closing Date is received. If water and sewer is metered and such meter is read as of the Closing Date, then Seller shall be responsible for any such charges arising prior to the Closing Date and Purchaser shall be responsible for any such charges arising on and after the Closing Date

            (c) Electric, gas and steam charges, and any deposits made in connection therewith, unless a utility reading is made as of the Closing Date, in which case, Seller shall be responsible for any such charges arising prior to the Closing Date and Purchaser shall be responsible for any such charges arising on and after the Closing Date.

            (d)  All transfer taxes shall be paid by Seller.

            (e) Any escrow fees charged by the Title Company for acting as the escrow agent hereunder shall be shared equally by the parties.

      3.2   Expenses of the parties shall be paid as follows:

            (a) Purchaser shall pay all expenses incurred by Purchaser in connection with the sale contemplated hereby, including, but not limited to the fees and expenses of Purchaser's counsel.

            (b) Except as set forth in Section 4.2, any fees charged for title work or for the issuance of any title insurance commitments or policies shall be paid by Purchaser.

            (c) Seller shall pay all expenses incurred by Seller in connection with the sale contemplated hereby, including, but not limited to the fees and expenses of Seller's counsel.

      3.3 The terms and provisions of this Section 3 shall survive the Closing Date.

      Section 4.   Title
                   -----

      4.1. It is a condition to Purchaser's obligations hereunder that on the Closing Date, title to the Premises conveyed to Purchaser shall be good, clear, record and marketable title, subject only to the following (all of which are referred to herein as "Permitted Exceptions": (a) real estate and ad valorem taxes not due and payable by the Closing Date (b) zoning and land use matters; and (c) the standard printed exceptions (other than the parties in possession and mechanics' lien exception) set forth in the current ALTA owners title insurance policy form; and (d) any "Defects of Title" waived or deemed to be waived by Purchaser pursuant to Section
4.2 below.

      4.2. On or before March 20, 2000 (the period between the date of this Agreement and March 20, 2000 being referred to herein as the "Due Diligence Period"), Purchaser shall have the right to notify Seller in writing of any matter that existed as of the date of this Agreement that would make title to the Premises conveyed to Purchaser other than good, clear, record and marketable, other than the items referenced in subsections (a), (b) or (c) of Section 4.1 (any of which is referred to herein as a "Defect of Title"). Purchaser shall be deemed to have waived any objection to any Defect of Title of record that existed as of the date of this Agreement if Purchaser fails to notify Seller of such record Defect of Title on or before the end of the Due Diligence Period and any such record Defect of Title shall be deemed to be a Permitted Exception. Purchaser shall notify Seller in writing on or prior to the Closing of any Defect of Title of record that did not exist as of the date of this Agreement, but which arises prior to Closing. Any such notice from Purchaser identifying any such Defects of Title is referred herein as the "Title Objection Notice". Seller shall use reasonable good faith efforts after receipt of a Title Objection Notice to remedy or cure any such Defect of Title; provided, however, that Seller shall not be obligated to commence litigation or expend any funds in pursuing such remedy or cure; provided that Seller shall be obligated to remove any consensual liens securing the payment of money. Seller shall have the right to delay the Closing for up to 45 days to permit such remedy or cure (such period as provided herein to Seller to cure any such Defect of Title is referred to herein as the "Title Cure Period"). If Seller remedies or cures such Defect of Title, Seller shall notify Purchaser of such remedy or cure and Seller shall have the right to set the Closing Date by giving Purchaser written notice thereof; provided that such Closing Date shall be no sooner than ten (10) business days after such notice. If the Defects of Title set forth in the Title Objection Notice are not corrected or remedied within the Title Cure Period, then Purchaser shall elect, by written notice to Seller within five
(5) business days after the end of the Title Cure Period either (i) to accept title to the Premises subject to the uncured Defects of Title without reduction of the Purchase Price (other than Seller's obligation to pay off any consensual liens securing the payment of money) and without any right to damages and without any other liability on the part of Seller, or
(ii) to terminate this Agreement, whereupon all obligations of the parties hereunder shall cease and neither party shall have any claim against the other by reason of this Agreement, except with respect to any provision hereof that expressly survives the termination of this Agreement. If Seller does not remedy or cure such Defect of Title within the Title Cure Period, and if Purchaser elects to proceed with the Closing, the Closing Date shall be the tenth business day after the end of the Title Cure Period.

      4.3 If, on the Closing Date, there are any liens or encumbrances securing the payment of a fixed liquidated amount of money, that Seller is obligated to cause to be paid or discharged in order to convey the title to the Premises as is herein provided to be conveyed, Seller may elect to use any portion of the Purchase Price to satisfy the same, provided Seller shall authorize the Title Company to retain a sufficient portion of the Purchase Price to ensure the payment in full of such liens and encumbrances and the obtaining and the recording of such satisfactions. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing and the Title Company is willing to insure the Premises without exception for such lien or encumbrance.

      Section 5.   Delivery of Seller's Documents
                   ------------------------------

      5.1 Within three (3) business days after the Effective Date, Seller shall deliver to Purchaser, to the extent Seller has not already done so, copies of all title policies, plans, surveys and engineering and environmental reports pertaining to the Premises, to the extent the same are in the possession or control of Seller. To the extent any such documents are known by Seller to be in the possession of third parties, Seller shall make reasonable efforts to obtain them.

      5.2 Seller shall not and does not represent or warrant the accuracy or completeness of any of such policies, plans, surveys or reports. Any such documentation shall be delivered to Purchaser as an accommodation only and without recourse to Seller.

      5.3 Purchaser agrees that any and all information delivered by Seller or its agents and representatives with respect to the Premises shall be held by Purchaser in confidence and not released or shared with anyone except for such employees, lenders and professional advisors as reasonably necessary to allow Purchaser to evaluate the Premises. If for any reason this transaction does not close, any such information and any copies that have been made by Purchaser shall be promptly returned to Seller. The provisions of this Section 5.3 shall survive the termination of this Agreement.

      Section 6.   Due Diligence.
                   --------------

      6.1 At any time prior to the end of the Due Diligence Period, during normal business hours and after reasonable notice to Seller or its designated agents, Purchaser, or its engineers, architects, building consultants, environmental investigators, or other representatives, at Purchaser's sole cost and expense, may inspect and test the Premises and Seller shall reasonably cooperate by allowing Purchaser's representatives reasonable access thereto. Purchaser's right of inspection shall include entry upon the Premises with its agents and their equipment for the purpose of making such environmental tests as Purchaser deems appropriate, including without limitation soil borings, provided that Purchaser shall be responsible for the prompt restoration of the Premises to its condition prior to making such tests, which obligation shall survive the termination of this Agreement. Purchaser shall comply with all laws, rules and regulations of any governmental authority and obtain all licenses and permits required in connection with such activities. Purchaser agrees to indemnify and hold Seller harmless from and against any property damage or personal injury or claim or lien against the Premises resulting from any such access or inspection by Purchaser or its representatives. Such indemnification shall survive the Closing or earlier termination of this Agreement. Purchaser shall also have the right during such Due Diligence Period to examine and review environmental conditions of the Premises, zoning, governmental entitlements, governmental approvals and any restrictions, agreements, obligations and liabilities affecting the Premises.

      6.2 At any time during the Due Diligence Period, Purchaser shall have the right to terminate this Agreement if Purchaser determines for any reason, in Purchaser's sole discretion, that it is not satisfied with respect to any matter for which it conducts its due diligence, by giving written notice to Seller on or before the end of such Due Diligence Period. If Purchaser terminates this Agreement pursuant to this Section 6.2, it shall provide Seller with copies of the written results of all such inspections, if any. If Purchaser timely gives notice of termination under this Section, all obligations of the parties hereunder shall cease and neither party shall have any claim against the other by reason of this Agreement, except with respect to any provision hereof that expressly survives the termination of this Agreement. Upon restoration of the Premises as provided in Section 6.1, the Deposit shall be returned to Purchaser. If Purchaser fails to give such written notice of termination on or before the end of such Due Diligence Period, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section.

      6.3   If Purchaser terminates this Agreement in accordance with
Section 6.2 above, Purchaser shall return to Seller all documents provided to Purchaser from Seller, and any copies thereof made by Purchaser and shall provide Seller with copies of all reports, surveys, plans, studies and analysis prepared by or for Purchaser with respect to the Premises. Purchaser agrees that any and all information obtained by it or its agents and representatives with respect to the Premises, including without limitation all reports, surveys, plans, studies and analysis prepared by or for Purchaser with respect to the Premises, shall be held by Purchaser in confidence and not released or shared with anyone other than Seller, except for such employees, lenders and professional advisors as reasonably necessary to allow Purchaser to evaluate the Premises. The provisions of this Section 6.3 shall survive the termination of this Agreement. If Purchaser waives its right to terminate as provided above, Purchaser shall be deemed to have accepted the Premises in an "as is" condition, without any representations or warranties, except as specifically provided herein, and without abatement or reduction of the Purchase Price.

      Section 7.   Closing and Escrow.
                   -------------------

      7.1 Upon execution of this Agreement, the parties shall deposit an executed counterpart of this Agreement with the Title Company and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller shall promptly notify the Title Company and Purchaser in writing as to the Effective Date and the date that the Due Diligence Period ends, which dates shall be controlling unless Purchaser objects in writing within three business days of receipt of such notice or unless the parties otherwise agree. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the escrow holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

      7.2 The consummation of the transactions contemplated hereby (the "Closing") shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the office of Purchaser's counsel or if requested by Purchaser, at the office of Purchaser's lender, on April 18, 2000, or such later date as provided in
Section 4.2; provided, however, that Seller shall have the right, by delivery to Purchaser of written notice to Seller at least five (5) days prior to the scheduled Closing Date, to extend the Closing Date for a period of up to thirty (30) days if Seller determines that such extension is necessary in order to allow Seller to consummate a tax deferred exchange (as described in Section 16.5 below). In the event of any such extension, the "Closing Date" as used herein shall mean for all purposes hereunder the Closing Date, as so extended.

      7.3 At least one business day prior to the Closing Date, Seller shall deliver the following into escrow with the Title Company (all in form reasonably acceptable to the Title Company and Purchaser's counsel):

            (a) A duly executed and acknowledged quitclaim deed with covenant (herein referred to as the "Deed") to the Premises in recordable form naming Purchaser as grantee therein, subject only to Permitted Exceptions.

            (b) A duly executed bill of sale ("Bill of Sale") transferring all of Seller's right, title and interest in and to the fixtures and personal property described in Section 1.2.

            (c) A currently dated affidavit, duly executed, certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code and its regulations.

            (d) Such customary affidavits, duly executed, as shall be reasonably required by the Title Insurance Company for the purpose of issuing an owner's title insurance policy without exception for parties in possession or mechanics and materialmens liens claiming by, through or under any contract, agreement or understanding with Seller or any entity affiliated with Seller.

            (e) An Affidavit updating the representations and warranties of Seller set forth in this Agreement through such Closing Date, which certificate shall state that there has been no material change in said representations and warranties, or if so, what changes have taken place.

            (f) A certificate from the Maine Secretary of State dated no more than thirty (30) days prior to the Closing, confirming that Seller is duly formed and in good standing under the laws of such state.

            (g) Such resolutions, authorizations, bylaws or other corporate and/or documents relating to Seller as shall be reasonably requested to evidence Seller's authority to enter into and consummate the transactions contemplated by this Agreement.

            (h) a duly executed Closing Statement setting forth the Purchase Price and the various adjustments and prorations set forth herein, identical to the Closing Statement signed by Purchaser pursuant to Section 7.4.

            (i)  a duly executed 1099-S Designation Form.

            (j) Such other documents as are reasonably necessary to consummate this Agreement.

Purchaser may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

      7.4 Purchaser shall deliver the following into escrow with the Title Company, at least one business day prior to the Closing Date, unless otherwise specified:

            (a) The balance of the Purchase Price as required by Section 2.1(b), which will be wired to the Title Company no later than 11:00 a.m. on the Closing Date.

            (b) A duly executed Affidavit updating the representations and warranties of Purchaser set forth in this Agreement through such Closing Date, which certificate shall state that there has been no material change in said representations and warranties, or if so, what changes have taken place.

            (c) A certificate from the Delaware Secretary of State dated no more than thirty (30) days prior to the Closing, confirming that Purchaser is duly formed and in good standing under the laws of such state.

            (d) Such resolutions, authorizations, bylaws or other corporate and/or documents relating to Purchaser as shall be reasonably requested to evidence the authority of Purchaser to enter into and consummate the transactions contemplated by this Agreement.

            (e) a duly executed Closing Statement setting forth the Purchase Price and the various adjustments and prorations set forth herein, identical to the Closing Statement signed by Seller pursuant to Section 7.3.

            (f) Such other documents as are reasonably necessary to consummate this Agreement.

Seller may waive compliance on Purchaser's part under any of the foregoing items by an instrument in writing.

      7.5 Upon receipt of all the funds and documents described in Sections 7.3 and 7.4, above, the Title Company shall, in accordance with a set of escrow instructions reasonably agreed upon by Seller and Purchaser,
(a) record the Deed and deliver the documents delivered into escrow by Seller to Purchaser, and (b) disburse the Purchase Price, as adjusted, in accordance with the closing statement in accordance with wiring instructions provided by Seller (provided that if Seller assigns this Agreement to a qualified intermediary in accordance with the provisions of
Section 16.5, funds due Seller on account of the Purchase Price shall instead be delivered to such qualified intermediary), and deliver the documents from escrow to the party entitled to receive the same.

      Section 8.   Representations and Warranties
                   ------------------------------

      8.1 Seller hereby represents and warrants to Purchaser, and acknowledges that Purchaser is relying on each of the following statements in entering into this Agreement, as follows:

            (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Maine and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and the persons executing this Agreement on behalf of Seller are duly authorized to execute, on behalf of Seller, this Agreement, the Deed, Bill of Sale, assignments and other instruments or documents reasonably necessary to effect the transactions contemplated by this Agreement.

            (b) This Agreement and all documents executed and delivered by Seller are or at the time of Closing will be duly authorized, executed, and delivered by Seller and will constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms. Such documents do not violate any provisions of any agreement, instrument or judicial order to which Seller is a party or by which Seller or the Premises is bound.

            (c) There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws filed by Seller or pending against Seller or Seller's interest in the Premises.

            (d) Seller has no knowledge of any litigation or enforcement or regulatory action or proceeding against or relating to the Premises, other than as set forth in Schedule 8.1(d).

            (e) Seller has no actual knowledge of any taking, condemnation or special assessment, actual or proposed, with respect to any part of the Premises. For purposes of this subsection (e), actual knowledge shall mean known in fact by either Blair Lyne, Vice President of Seller or by Richard M. Roderick, Senior Vice President of Seller.

            (f) Seller has no actual knowledge of any zoning violations or defaults under any private covenants or agreements with respect to any part of the Premises. For purposes of this subsection (f), actual knowledge shall mean known in fact by either Blair Lyne, Vice President of Seller or by Richard M. Roderick, Senior Vice President of Seller.

            (g) Seller is not a party to any service contracts relating to the Premises. Attached as Schedule 8.1(g) is a list of certain service contracts to which Learningsmith, Inc. is a party. Seller can give no assurances that such service contracts are in full force and effect or that Schedule 8.1(g) is a complete list of all contracts affecting the Premises or the servicing of equipment thereon or therein.

      8.2 Purchaser hereby represents, warrants and covenants to Seller, and acknowledges that Seller is relying on each of the following statements in entering into this Agreement, as follows:

            (a) Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and the persons executing this Agreement on behalf of Purchaser are duly authorized to execute, on behalf of Purchaser this Agreement, the assignments and other instruments or documents reasonably necessary to effect the transactions contemplated by this Agreement.

            (b) This Agreement and all documents executed and delivered by Purchaser are or at the time of Closing will be duly authorized, executed, and delivered by Purchaser and will constitute the legal, valid, and binding obligations of Purchaser, enforceable in accordance with their terms. Such documents do not violate any provisions of any agreement, instrument or judicial order to which Purchaser is a party or by which Purchaser is bound.

      8.3 If either party discovers prior to or at the Closing that any representation or warranty of the other party was materially untrue or incorrect when made, the discovering party shall, as its sole remedy, to either waive any such misrepresentations remedies and proceed with the Closing or to terminate this Agreement. The foregoing notwithstanding, if it is determined that any representation or warranty of a party was materially untrue or incorrect when made, the party making such representation shall take reasonable steps to correct such representation or warranty or to otherwise make such representation or warranty true.

      8.4 Except as otherwise herein provided, the representations and warranties contained in this Section and elsewhere in this Agreement, refer to the date of execution of this Agreement, or with respect to any date-down certificate delivered by the parties pursuant to Sections 7.3 or 7.4, the date of such certificates. Seller will notify Purchaser, promptly after acquiring knowledge thereof, of any change in facts which arise prior to the conclusion of the Closing which would make any such representation or warranty untrue if such state of facts had existed on the date of execution of this Agreement. Seller shall not be in default under this Section or be deemed to have breached any representation or warranty hereunder unless such representation or warranty were incorrect or untrue in a material respect when made or when restated pursuant to the date-down certificates referenced in Sections 7.3 and 7.4 hereof.

      8.5 The representations and warranties set forth in Sections 8.1 and 8.2 shall survive Closing and for 90 days thereafter. Anything to the contrary herein notwithstanding, neither party shall have any liability for any claim under this Section 8 unless notice of breach is provided to the other party on or before the date that is 90 days after the Closing Date.

      Section 9.   Covenants of Seller.
                   --------------------

      9.1 Between the date hereof and the Closing Date, Seller shall not sell, transfer or convey or mortgage the Premises, or any part thereof, which would adversely affect Seller's ability to perform under this Agreement, without the written consent of the Purchaser.

      9.2 Seller shall not, without the prior written consent of Purchaser, enter into any contract with respect to the Premises that will survive the Closing or will otherwise affect the use, operation, enjoyment or development of the Premises after the Closing, except with respect to any agreement or instrument necessary to effect the termination of the lease agreement with Learningsmith, Inc., as described in Section 10.1(b) below.

      9.3 Seller shall notify Purchaser, promptly after acquiring knowledge thereof, of any event or circumstances that would make any representation or warranty of Seller to Purchaser under this Agreement to be materially untrue promptly after learning of the same.

      9.4 Seller shall maintain the Premises in the same condition, reasonable wear and tear excepted; provided, however, that so long as the Lease Agreement with Learningsmith, Inc. shall remain in effect, Seller shall only be obligated to maintain to the extent required of the landlord under said Lease Agreement.

      9.5 Seller shall keep, or cause to be kept, fire and casualty insurance covering the Premises, in an amount of not less than the Purchase Price

      Section 10.  Condition to Party's Obligations.
                   ---------------------------------

      10.1 This Agreement, including without limitation, the obligation to sell or buy the Premises, are conditioned upon the following:

            (a) Seller obtaining the approval of its Board of Directors on or before February 18, 2000; and

            (b)  The current Lease Agreement between Seller and
      Learningsmith, Inc. dated April 17, 1997, being rejected by
      Learningsmith, Inc., or the deadline for assuming such Lease Agreement has expired without such Lease Agreement being assumed, in connection with Learningsmith, Inc.'s bankruptcy proceeding described in Schedule 8.1(d), no later than April 10,2000

      10.2 If the contingencies set forth in Section 10.1 above are not satisfied within the dates set forth therein, or such later date as the parties shall agree, either Seller or Purchaser shall have the right to terminate this Agreement by giving written notice to the other party no later than five days after the respective date set forth above, or such later date as the parties shall agree. Seller shall promptly notify Purchaser as to the satisfaction of the contingencies set forth in Section
10.1 above. If this Agreement is terminated as provided above, the Deposit shall be returned to Purchaser and all obligations of the parties hereunder shall cease and neither party shall have any right against the other by reason of this Agreement, except with respect to any provision hereof that expressly survives the termination of this Agreement.

      Section 11.  Conditions to Buyer's Obligations.
                   ----------------------------------

      11.1 Purchaser's obligations hereunder, including the obligation to purchase and pay for the Premises, are subject to the satisfaction of the following conditions, any of which may be waived by Purchaser, but only in a writing signed by Purchaser:

            (a) The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date;

            (b) Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

            (c) Purchaser receiving, at Closing, an ALTA Owner's Extended Coverage Policy of Title Insurance insuring good, clear, record, marketable and fee simple title to the Premises subject only to the Permitted Exceptions without exception for mechanic's liens;

            (d) Seller delivering possession of the Premises free and clear of all tenants, including Learningsmith, Inc.; and

            (e) between the expiration of the Due Diligence Period and the Closing Date, there shall have occurred no material adverse change in the environmental conditions of the Premises or to the physical condition of the Premises, reasonable wear and tear excepted; provided, however, that the parties acknowledge and agree that certain adverse changes to the physical condition of the Premises will be governed by Section 12 below and with respect to those changes, Section 12 will determine whether or not they are grounds for termination of this Agreement.

      11.2 If any of the conditions set forth in Section 11.1 above are not satisfied, Purchaser, by written notice delivered to Seller on or before the Closing may elect to (a) waive such condition and proceed with the Closing, (b) terminate this Agreement and have the Deposit returned to it.

      11.3 The parties acknowledge that in addition to the matters set forth in Section 11.1, under certain circumstances, Defect of Title that are not Permitted Exceptions and which are timely objected to as provided in Section 4 above, may become conditions to Purchaser's obligations hereunder, subject to and in accordance with said Section 4.

      Section 12.  Casualty and Condemnation.
                   --------------------------

      12.1 If, prior to the Closing Date, all or a "Material Portion of the Premises" (as such term is defined below) is taken by public authority, then Seller shall promptly notify Purchaser and Purchaser shall have the option, exercisable by notice given to Seller within thirty (30) days after notice of such taking, but in any event prior to the Closing, either to proceed with the Closing "as is," without a reduction of the Purchase Price, and otherwise pursuant to the terms hereof, or to terminate this Agreement, in which event the Deposit shall be returned to Purchaser.

      12.2 If, prior to the Closing Date, all or a Material Portion of the Premises is damaged or destroyed by fire or other casualty, other than by the fault or negligence of Purchaser, or Purchaser's employees, agents, invitees or anyone claiming right to possession under or through Purchaser, then Seller shall promptly notify Purchaser and Seller shall have, at its option, a period of not more than 120 days after receipt of such notice within which to repair any such destruction or damage, subject to reasonable extension due to delays caused by weather, labor strikes, unavailability of materials or other causes beyond the control of Seller (such period being referred to herein as the "Restoration Period"). If Seller elects to repair any such damage or destruction, the Closing shall be extended to the date that is five (5) business days after the expiration of such Restoration Period; provided, however, that if such destruction or damage is repaired before the end of such Restoration Period, Seller shall have the right to close earlier by giving Purchaser written notice setting a Closing Date not sooner than five (5) business days after such notice. If such destruction or damage is not substantially corrected or remedied within such Restoration Period, or if Seller elects not to repair such destruction or damage, then Purchaser may elect, by written notice to Seller on or before the earlier of (i) the Closing Date, as the same may be extended by Seller hereunder or (ii) five days after receipt of notice from Seller electing not to repair such destruction or damage, to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations to the other hereunder, except with respect to any provision hereof that expressly survives the termination of this Agreement. Anything to the contrary herein notwithstanding, Purchaser shall have no right to terminate this Agreement if (a) such damage was due to the fault or negligence of Purchaser, or Purchaser's employees, agents, invitees or anyone claiming right to possession under or through Purchaser or (b) such damage is substantially restored prior to receipt by Seller of Purchaser's notice to terminate. If Purchaser does not timely elect to terminate this Agreement as provided above, or is not entitled to, Purchaser shall be deemed to have waived any right to terminate this Agreement as a result of such destruction or damage and Purchaser shall accept title to the Premises subject to such destruction or damage but without reduction of the purchase price and without any right to damages and without any other liability on the part of Seller, subject to the provisions of Section 12.3 below.

      12.3 If this Agreement is not terminated as provided above, then Seller on the Closing Date shall assign to Purchaser (without recourse) the right to recover insurance proceeds (together with the amount of any deductible which shall be paid to Purchaser by Seller) or condemnation awards, if any, payable by virtue of such casualty or taking; provided, however that such assignment shall reserve to Seller the right to recover from such proceeds or award any expenses incurred in obtaining such proceeds or award and reimbursement for any funds of Seller expended in restoring the Premises prior to the Closing Date.

      12.4 If, prior to the Closing Date, any portion of the Premises is damaged or destroyed by fire or other casualty (and such damage or destruction has not been completely restored by Seller), or is taken by public authority, and such portion is not a Material Portion of the Premises, then both Seller and Purchaser shall proceed with the Closing and the Premises and the personal property will be conveyed "as is," without an abatement of the Purchase Price and pursuant to the terms hereof, but the actual amount of insurance proceeds or condemnation award, as the case may be, which are collected by the Seller shall be paid over to Purchaser, minus any expenses incurred in obtaining such proceeds or award and minus any proceeds or award used by Seller to restore the Premises. If uncollected prior to the Closing Date, the right to receive such proceeds or award, as the case may be, shall be assigned to Purchaser (without recourse), such assignment reserving to Seller the right to recover from such proceeds or award any expenses incurred in obtaining such proceeds or award and reimbursement for any funds of Seller expended in restoring the Premises prior to the Closing Date. If Seller has completely restored the Premises, Seller shall be entitled to the entire insurance proceeds.

      12.5 For the purposes of this Section, "Material Portion of the Premises" is defined as damage to or a taking of the Premises with respect to which (i) 15% or more of the Premises are damaged or taken by the condemning authority, or (ii) access to the Premises is permanently lost as a result thereof.

      12.6 The parties shall promptly notify each other in writing after acquiring knowledge thereof, of any taking, destruction or damage to the Premises to which this Section applies. The provisions of this Section shall survive the Closing hereunder.

      Section 13.  Default and Remedies.
                   ---------------------

      13.1 If at or prior to Closing, Purchaser shall default in the performance of Purchaser's obligations under this Agreement, including without limitation the obligation to pay the Purchase Price for Premises in accordance with the provisions of Section 2.1 hereof, Seller shall be entitled to receive the Deposit and Purchaser hereby authorizes the Title Company to pay such Deposit to Seller in such event. Seller shall receive the Deposit in consideration of Seller's covenants and agreements herein and as liquidated damages for Purchaser's default. Such liquidated damages shall be Seller's sole remedy and thereafter neither party shall have any rights or liabilities against or to the other, except as to any provision that expressly survives Closing or the termination of this Agreement. The parties acknowledge if Purchaser defaults, it is impossible to compute exactly the damages that would accrue to Seller. Taking these facts into account, the parties have agreed that the amount of the Deposit is a reasonable estimate by them of the amount of such damages and fair consideration for Seller's covenants and agreements set forth herein.

      13.2 If at or prior to Closing, Seller shall default in the performance of Seller's obligations under this Agreement, Purchaser, as it sole remedy, may either (a) terminate this Agreement for such default, have the Deposit returned to it and recover from Seller the Purchaser's actual out of pocket expenses incurred in connection with its due diligence of the Premises after the date of full execution of this Agreement and prior to the date Purchaser receives notice of such default, all not to exceed the amount of the Deposit or (b) seek specific performance of this Agreement. Purchaser shall take reasonable steps to mitigate any such damages. The prevailing party in any action for damages shall be entitled to recover reasonable attorneys' fees from the other party.

      Section 14.  Notices
                   -------

      14.1 All notices required to be given under this Agreement shall be deemed given upon the earlier of actual receipt or two days after (i) being mailed by certified mail, return receipt requested, (ii) delivery to a nationally recognized overnight delivery service, or (iii) electronic facsimile transfer addressed as follows:

      (a)   If intended for Purchaser, at
                Westerbeke Corporation
                Avon Industrial Park
                Avon, Massachusetts 02322
                Attention: Gregory Haidemenos
                Fax Number: 508/559-9323

            With a copy to:

                Goodwin, Procter & Hoar LLP
                53 State Street
                Boston, MA 02109
                Attention: Gordon H. Piper, Esq.
                Fax Number: 617/227-8591

      (b)   If intended for Seller, at

                Dead River Company
                c/o Dead River Properties
                49 Atlantic Place
                South Portland, Maine  04016
                Attention: Blair Lyne
                Fax Number: 207/773-5839

            with a copy to:

                Pierce Atwood
                One Monument Square
                Portland, Maine 04101
                Attention Dennis C. Keeler, Esq.
                Fax Number, 207/791-1350.

      14.2 Anything contained in this Section to the contrary notwithstanding, all notices pursuant to the Agreement from Seller to Purchaser, or from Purchaser to Seller, will be effective if executed by and sent by their respective attorneys (including facsimile transfer during normal business hours of the recipient). Purchaser and Seller, and their respective counsel, all hereby agree that if notice is given hereunder by counsel, such counsel may communicate directly in writing with all principals, as required to comply with the foregoing notice provisions.

      Section 15.  Survival and Waiver.
                   --------------------

      15.1 The acceptance by the Purchaser of the Deed on the Closing Date shall be deemed full performance and discharge of each and every agreement and obligation on the part of Seller hereunder to be performed, and any and all agreements, representations and warranties of Seller contained in this Agreement shall not survive the Closing Date, except to the extent expressly provided in this Agreement. The Premises is being sold and will be conveyed "as is" without any representation or warranties as to habitability, merchantability, fitness, condition or otherwise, and at the Closing, Seller shall be released from all liability pertaining to the Premises, except as expressly set forth herein. Neither party is relying upon any statements or representations not embodied in this Agreement.

      15.2 It is understood and agreed that (i) all contemporaneous or prior representations, statements, understandings and agreements, oral or written, between the parties are merged in this Agreement, which alone fully and completely expresses the agreement of the parties, and (ii) that this Agreement is entered into after full investigation, neither party relying on any statement or representation made by the other which is not embodied in this Agreement.

      15.3  The provisions of this Section shall survive the Closing Date.

      Section 16.  Miscellaneous Provisions.
                   -------------------------

      16.1 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be of the same binding effect as an original.

      16.2 If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein.

      16.3 In the event either party commences a lawsuit or other proceeding to enforce its rights hereunder after a breach by the other party, the prevailing party shall be entitled to reasonable attorney's fees and expenses. The provisions of this Section shall survive the Closing Date.

      16.4 This Agreement, and all the covenants, terms and provisions contained herein, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns, subject to the restriction set forth in the next sentence. Purchaser shall have no right to assign its interest in this Agreement provided, however, that Purchaser may assign this Agreement without Seller's consent to an "Affiliate". Any attempted assignment by Purchaser in violation of this Section shall be void and shall, at the option of Seller, be treated as a default hereunder. For the purposes of this paragraph, the term "Affiliate" means an entity that controls, is controlled by or is under common control with the Buyer and the term "control" means the ownership of at least a majority of the economic interest and having voting control.

      16.5 Purchaser agrees that Seller may assign this Agreement with respect to any or all of the Premises to an escrow agent, trustee, qualified intermediary or similar party for the purpose of accomplishing a like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code, and further agrees to reasonably cooperate with the Seller to allow Seller to accomplish such like-kind exchange, provided that Purchaser shall not be obligated to incur any expenses or liability as a result thereof.

      16.6  TIME IS OF THE ESSENCE HEREOF.

      16.7 Neither Seller nor Purchaser have employed or engaged any broker or agent in connection with this transaction or have incurred any other obligation, contingent or otherwise, for a broker's or finder's fee with respect to the matters provided for in this Agreement, except for Insignia/ESG, Inc. of Boston, whose fees shall be paid by Seller. Each party hereto agrees to hold the other party harmless from and against any and all costs, expenses, claims, losses or damages, including reasonable attorneys fees, resulting from a violation of the representations, warranties and covenants set forth in this Section and this agreement shall survive the Closing hereunder, or if the Closing does not occur, the termination of this Agreement.

      16.8 Neither party shall record this Agreement and breach of this covenant shall, at the option of the non-breaching party, be treated as a default hereunder.

      16.9 This Agreement is and shall constitute a contract under and is to be construed in accordance with the internal laws of the State wherein the Premises are located.

      16.10 This Agreement may not be changed or terminated orally.

      16.11 The captions to sections hereof are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of its provisions.

      16.12 Purchaser agrees that any suit for the enforcement of this Agreement may be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court.

      16.13 Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Premises are located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. Boston, Massachusetts time.

      16.14 The "Effective Date" for purposes of this Agreement shall be the date that the last of the parties hereto executes this Agreement, as specified below.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as a sealed instrument as of the day and year first above written.

                                       SELLER:

                                       DEAD RIVER COMPANY, a Maine
                                       corporation


                                       By /s/ J. Blair Lyne
                                          -----------------
                                          J. Blair Lyne
                                       Its:  Vice President
                                       Date: March 1, 2000


                                       PURCHASER:

                                       WESTERBEKE CORPORATION, a Delaware
                                       corporation


                                       By /s/ John H. Westerbeke, Jr.
                                          ---------------------------
                                          John H. Westerbeke, Jr.
                                       Its:  CEO & President
                                       Date: March 1, 2000


                               SCHEDULE 8.1(d)

                          DESCRIPTION OF LITIGATION


Learningsmith, Inc.'s has a Chapter 11 bankruptcy case pending before Judge Carol Kenner. Harold Murphy at Hannify & King represents Learningsmith. Pierce Atwood represents Dead River Properties.

Learningsmith filed a voluntary Chapter 11 petition on December 10, 1999. Since filing for Chapter 11 in December, Learningsmith has been liquidating its assets and winding up its affairs as a debtor in possession under Sections 1107 and 1108 of the Bankruptcy Code. With the exception of only a few leases, including its lease with Dead River Properties for its Taunton warehouse and distribution center, and a small number of assets, Learningsmith has assigned or rejected all of its leasehold interests and completed liquidation of its inventory and other assets.

On March 15, 2000 at 10:45 a.m. Judge Kenner will hear a motion by Learningsmith to approve the sale of the remaining assets of Learningsmith housed at the Taunton warehouse. The deadline for objections to Learningsmith's sale motion is March 3. So far, we have not been served with a copy of any objections to Learningsmith's sale motion. Learningsmith's expectation is that its sale motion will be approved on the 15th and that shortly after that date, the purchaser of the assets will remove them from the warehouse, enabling Learningsmith to reject its lease with Dead River Properties.

Learningsmith has a motion pending before the bankruptcy court seeking an extension of the date by which it must either assume or reject the Taunton lease, from February 8, 2000 to April 8, 2000. A hearing date has not been set on this motion, the sole purpose of which, according to Learningsmith's counsel, is to buy some time so that it may house the assets at the Taunton warehouse until the sale motion is approved on the 15th. Given the reasons for this motion, Dead River chose to not object to the April 8 extension request. It has, however, reserved its rights to object to any further extension requests by Learningsmith.


                               SCHEDULE 8.1(g)

                    SCHEDULE OF CERTAIN SERVICE CONTRACTS
                    -------------------------------------


1.    Landscape Contract
      Tru-Green LandCare (formerly Otey Brothers Landscape Management) Telephone number (509)898-2488
      1999 Landscape Maintenance Proposal
      Currently no 2000 contract

2.    Snow Removal Contract
      Baker's Landscaping
      Telephone number (508)285-3167

3.    Trash Removal Contract
      E.L. Harvey & Sons, Inc.
      Telephone number (508)836-3000
      Currently two trash compactors on site

4.    Pest Control Contract
      Terminex
      Telephone number (508)822-9289
      Contract cancelled 12/31/99

5.    Fire Alarm/Low Temperature Alarm Contract
      Honeywell
      Telephone number (617)558-2656

6.    Electrical Company
      Taunton Power & Light
      Telephone number (508)824-6976

7.    Gas Company
      Bay State Gas
      Telephone number 1/800/677-5052 (Service Dept)


                                  EXHIBIT A

                      LEGAL DESCRIPTION OF THE PREMISES
                      ---------------------------------


A certain parcel of land described as Lot 20A on a plan of land entitled "Resubdivision of Lot 20R - Myles Standish Industrial Park, Taunton, Mass., for C. D. Realty Trust IX" dated March 13, 1985 by Tibbetts Engineering Corp., recorded with Bristol North County Registry of Deeds at Plan Book 220, Page 30, together with rights, if any, in a 25 foot utility easement and other easements and roads as shown on said plan.


EXHIBIT B
---------

                             ESCROW INSTRUCTIONS
                             -------------------

      1. Investment and Use of Funds. The Title Company shall invest the Deposit in government insured interest-bearing accounts satisfactory to Purchaser and Seller, shall not commingle the Deposit with any funds of the Title Company or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Title Company shall deliver the Deposit to, or upon the instructions of, Purchaser and Seller on the Closing Date. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement. For purposes of tax reporting, the Deposit shall be invested on behalf of Purchaser, with interest to be paid in accordance with Section 2 of this Agreement. Seller and Purchaser agree to execute and deliver to the Title Company originally executed W-9 forms.

      2. Termination. Upon a termination of this Agreement, either party to this Agreement may give written notice to the Title Company and the other party of such termination and the reason for such termination. Such notice shall specify the Section or Sections of the Agreement giving rise to such right of termination. The non-terminating party shall then have five (5) business days after receipt of such notice in which to object in writing to the release of the Deposit to the terminating party. If the non-terminating party provides such an objection, then the Title Company shall retain the Deposit until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Deposit to a particular party, in which event the Deposit shall be delivered in accordance with such notice, instruction, order, decree or judgment, or proceed in accordance with Paragraph 3 below.

      3. Interpleader. Except as specifically provided above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Title Company directing the Deposit's disposition, the Title Company shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Title Company's option, the Title Company may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Title Company may recover all of its court costs and reasonable attorneys' fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Title Company, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

      4. Liability of Title Company. The parties acknowledge that the Title Company is acting solely as a stakeholder at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties, and that the Title Company shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Title Company's mistake of law respecting the Title Company's scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Title Company harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Title Company's duties hereunder, except with respect to actions or omissions taken or made by the Title Company in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Company.

      5. Escrow Fee. Except as expressly provided herein to the contrary, the escrow fee, if any, charged by the Title Company for holding the Deposit or conducting the Closing shall be shared equally by Seller and Purchaser.

      The undersigned acknowledges receipt of $100,000 of the Deposit and a copy of the Purchase and Sale Agreement between Dead River Company as Seller and Westerbeke Corporation as Purchaser and agrees to accept the remainder of the Deposit in accordance with the provisions of Section 2.1 of said Agreement and agrees to hold, account for and deliver the Deposit in accordance with the terms of said Agreement and the foregoing Escrow Instructions.

DATED:              , 2000

                                       ______________________________


                                       By:___________________________

                                          ___________________________
                                          Typed or Printed Name